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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


Contacts:
Media Relations:                    Investor Relations:
Brooke Tyson                        Richard A. Sandberg
O'Neill and Associates              CFO, Matritech
617-646-1023                        617-928-0820 ext. 224


                    MATRITECH ANNOUNCES $6 MILLION FINANCING

NEWTON, MASS. (OCTOBER 15, 2003) - Matritech, Inc. (NASDAQ: NMPS), a leading developer of proteomics based diagnostic products, today announced that it has closed a $6 million private placement for the sale of 3,593,893 shares of its Common Stock and Warrants to purchase 1,257,861 shares of Common Stock at an exercise price of $2.45.

Matritech has received net proceeds of approximately $5.2 million after deducting the estimated expenses and commissions in connection with the transaction. Matritech has also issued five-year warrants to various placement agents to purchase 568,035 shares of common stock at prices ranging from $1.67 per share to $2.70 per share ("Agent Warrants"). Matritech has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of the Common Stock to be issued in connection with the private placement and upon exercise of the Warrants and the Agent Warrants.

The Private Placement triggered the anti-dilution provisions in the Registrant's 7.5% Convertible Debentures due March 31, 2006 (the "Convertible Debentures") and in the stock purchase warrants (the "March 2003 Warrants") issued in connection with the Convertible Debentures financing. As a result, the Convertible Debentures are now convertible into an additional 713,012 shares of the Registrant's common stock, and the March 2003 Warrants may now be exercised at an exercise price of $1.67.

Matritech intends to use the net proceeds from this private placement for increasing its marketing and sales efforts and for ongoing in vitro diagnostic development, clinical trials, working capital, capital expenditures and general corporate purposes.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AND UNLESS SO REGISTERED MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THESE SECURITIES WERE OFFERED AND SOLD ONLY TO ACCREDITED INVESTORS.



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STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Matritech's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report or Form 10-K for the most recently ended fiscal year.